Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-88442, 333-32869, 33-46735, 33-46734, and 33-30058 of Terra Industries Inc. and subsidiaries on Forms S-8 and Registration Statements Nos. 333-68766, 2-90808, 2-84876, 2-84669 and 333-119756 of Terra Industries Inc. and subsidiaries on Forms S-3 of our reports dated March 11, 2005, relating to the financial statements and financial statement schedule of Terra Industries Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to Terra’s 2002 change in methods of accounting for goodwill and other intangible assets) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Terra Industries Inc. and subsidiaries.

DELOITTE & TOUCHE LLP

Omaha, Nebraska

March 11, 2005